Exhibit D-2



                           STATEMENT OF PREFERENCES
                                      OF
                           SERIES S PREFERRED SHARE
                                      OF
                       SPECIAL VALUE EXPANSION FUND, LLC


         The Board of Directors of Special Value Expansion Fund, LLC, a Delaware limited liability company (the "Company"), acting pursuant to the power vested in it by Section 5.2 of the Amended and Restated Operating Agreement of the Company, dated as of August 19, 2004 (as the same may be amended and/or restated, the "Operating Agreement"), do hereby cause the Company to create and establish a series of preferred shares of interest. Capitalized terms not defined herein shall have the meanings ascribed to them in the Operating Agreement. The amount thereof and the powers, preferences, duties, liabilities and obligations thereof are hereby fixed as follows:

         Section 1. Designation and Amount. The Company hereby creates and establishes a series of preferred shares of interest and designates such shares as "Series S Preferred Shares" (the "Special Shares"). The Company is authorized to issue one Special Share to the Special Member.

         Section 2. Dividends.

         (a) The holder of the Special Share shall be entitled to receive when, as and if declared by the Board of Directors, or a duly authorized committee thereof, cumulative dividends in an amount equal to the greater of
(i) 4% per year of the Liquidation Preference (as defined below) of such Special Share, but in no event greater than $40 per year or (ii) (a) 100% of the amount by which the cumulative distributions and amounts distributable in respect of the Common Shares exceed a 12% annual weighted average return on undistributed capital contributions attributable to the Common Shares until the total of (1) the cumulative distributions that had been made in respect of the Special Share during the time it was outstanding or held by the Investment Manager or an Affiliated Person thereof and (2) any amounts paid to the Investment Manager pursuant to the Statement of Preferences for the Special Share equals 25% of the aggregate cumulative distributions of net income and gain in respect of the Common Shares, and thereafter (b) an amount (payable at the same time as, and not in advance of, any distributions in respect of the Common Shares) such that, after payment thereof, the total of (y) the cumulative distributions that have been made in respect of the Special Share during the time it was outstanding or held by the Investment Manager or an Affiliated Person thereof and (z) any amounts paid to the Investment Manager pursuant to the Statement of Preferences for the Special Share equals 20% of the aggregate incremental distributions of net income and gain in respect of the Common Shares and the Special Share. For the avoidance of doubt, the expenses of the Company, including the management fee, shall not reduce the amount of undistributed capital contributions attributable to the Common Shares for purposes of calculating the 12% annual weighted average return on undistributed capital contributions attributable to the Common Shares. Distributions in respect of the Special Share shall be payable on such dates (each, a "Dividend Payment Date") as the Board of Directors, in consultation with the Investment Manager, may determine, but no less often than semi-annually on June 30 and December 31 of each year if no distribution is being paid in respect of the Common Shares, commencing on December 31, 2004 (or if any such day is not a Business Day, then on the next succeeding Business Day), to the holder of record of the Special Share as it appears on the stock register of the Company at the close of business on the fifth preceding Business Day of such Dividend Payment Date, in preference to dividends on Common Shares and any other Shares of the Company ranking junior to the Special Share in payment of dividends. Dividends on the Special Share shall accumulate from the date on which such Special Share is originally issued. Each period beginning on and including a Dividend Payment Date (or the date of original issue of the Special Share, in the case of the first dividend period after issuance of such Special Share) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a "Dividend Period". Dividends on account of arrears for any past Dividend Period or in connection with the redemption of the Special Share may be declared and paid at any time, without reference to any Dividend Payment Date, to the holder of record on such date not exceeding 30 days preceding the payment date thereof as shall be fixed by the Board of Directors.

         (b) (i) No full dividends shall be declared or paid on the Special Share for any Dividend Period or part thereof unless full cumulative dividends due through the most recent Dividend Payment Dates therefor for all series of Preferred Shares of the Company ranking on a parity with the Special Share as to the payment of dividends have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends due have not been paid on all such outstanding Preferred Shares, any dividends being paid on such Preferred Shares (including the Special Share) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends accumulated but unpaid on each such series of Preferred Shares on the relevant Dividend Payment Date. No holder of the Special Share shall be entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends as provided in this paragraph 2(b)(i) on the Special Share. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on the Special Share that may be in arrears.

         (ii) For so long as the Special Share is outstanding, the Company shall not pay any dividend or other distribution (other than a dividend or distribution paid in Common Shares, or options, warrants or rights to subscribe for or purchase Common Shares or other shares, if any, ranking junior to the Special Share as to dividends and upon liquidation) in respect of the Common Shares or any other shares of the Company ranking junior to the Special Share as to the payment of dividends and the distribution of assets upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other shares of the Company ranking junior to the Special Share as to the payment of dividends and the distribution of assets upon liquidation (except by conversion into or exchange for shares of the Company ranking junior to the Special Share as to dividends and upon liquidation), unless, in each case, (A) all cumulative dividends on the Special Share due on or prior to the date of such action have been declared and paid (or shall have been declared and sufficient funds for the payment thereof deposited with the applicable dividend-disbursing agent) or
(B) the Company has redeemed the Special Share or set aside liquid assets sufficient therefor.

         (iii) Any dividend payment made on the Special Share shall first be credited against the dividends accumulated with respect to the earliest Dividend Period for which dividends have not been paid.

         (c) Not later than the Business Day immediately preceding each Dividend Payment Date, the Company shall deposit with the dividend-disbursing agent cash or cash equivalents having an initial combined value sufficient to pay the dividends that are payable on such Dividend Payment Date, which cash equivalents (if any) shall mature on or prior to such Dividend Payment Date. The Company may direct the dividend-disbursing agent with respect to the investment of any such cash or cash equivalents, provided that such investment consists exclusively of cash or cash equivalents, and provided further that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.

         (d) Notwithstanding anything to the contrary contained herein or in the Operating Agreement, no dividends may be paid in respect of the Special Share if after giving effect to the payment of such dividend the Company would not be able to pay its debts as such debts become due in the ordinary course of business or the Company's total assets would be less than the sum of its total liabilities.

         Section 3. Liquidation Rights. The Special Shares will have a liquidation preference equal to $1,000 per Special Share (the "Liquidation Preference") plus accumulated and unpaid dividends and will be redeemable at the option of the Company in whole or in part at any time after the termination for any or no reason of the Advisory Agreement in accordance with the provisions thereof in an amount equal to the Liquidation Preference plus accumulated and unpaid dividends thereon calculated as of the date of redemption.

         Section 4. Asset Coverage. The Company shall not issue or sell any Preferred Shares (including, without limitation, the Special Share) unless immediately thereafter the Preferred Shares (including, without limitation, the Special Share) will have an asset coverage of at least 200%, as required under the Investment Company Act. Furthermore, the Company may not declare or pay any dividend or distribution with respect to the Common Shares unless the Preferred Shares (including, without limitation, the Special Share) have, at the time of the dividend or distribution, an asset coverage of at least 200% after deducting the amount of the dividend or distribution.

         Section 5. Voting Rights.

         (a) General.

         Except as otherwise provided in the Operating Agreement, the By-Laws or a resolution of the Board of Directors, or as required by applicable law, holders of the Special Share shall have no power to vote on any matter except matters submitted to a vote of the Common Shares. In any matter submitted to a vote of the holders of the Common Shares, each holder of the Special Share shall be entitled to one vote for each Special Share held and the holders of the outstanding Preferred Shares, including the Special Share, and the Common Shares shall vote together as a single class; provided, however, that at any meeting of the Members of the Company held for the election of Directors, the holders of the outstanding Preferred Shares, including the Special Share, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes or series of Shares of the Company, to elect a number of the Company's Directors, such that following the election of Directors at the meeting of the Members, the Company's Board of Directors shall contain two Directors elected by the holders of the outstanding Preferred Shares, including the Special Share. Subject to paragraph 5(b) hereof, the holders of the outstanding Shares of the Company, including the holders of outstanding Preferred Shares (including the Special Share) voting as a single class, shall elect the balance of the Directors.

         (b) Right to Elect Majority of Board of Directors.

         During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a "Voting Period"), the number and/or composition of Directors constituting the Board of Directors shall be adjusted as necessary to permit the holders of outstanding Preferred Shares, including the Special Share, voting separately as one class (to the exclusion of the holders of all other securities and classes and series of Shares of the Company) to elect the number of Directors that, when added to the two Directors elected exclusively by the holders of Preferred Shares pursuant to paragraph 5(a) above, would constitute a simple majority of the Board of Directors as so adjusted. The Company and the Board of Directors shall take all necessary actions, including effecting the removal of Directors or amendment of the Operating Agreement, to effect an adjustment of the number and/or composition of Directors as described in the preceding sentence. A Voting Period shall commence:

         (i) if at any time accumulated dividends (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the Special Share equal to at least two full years' dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the dividend-disbursing agent for the payment of such accumulated dividends; or

         (ii) if at any time holders of any other Preferred Shares are entitled to elect a majority of the Directors of the Company under the Investment Company Act or Statement of Preferences creating such shares.

         Upon the termination of a Voting Period, the voting rights described in this paragraph 5(b) shall cease, subject always, however, to the reverting of such voting rights in the holders of Preferred Shares upon the further occurrence of any of the events described in this paragraph 5(b).

         (c) Right to Vote with Respect to Certain Other Matters.

         So long as the Special Share is outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the Special Shares outstanding at the time and present and voting on such matter, voting separately as one class, amend, alter or repeal the provisions of this Statement of Preferences so as to in the aggregate adversely affect the rights and preferences set forth in this Statement of Preferences. To the extent permitted under the Investment Company Act, in the event that more than one series of Preferred Shares are outstanding, the Company shall not effect any of the actions set forth in the preceding sentence which in the aggregate adversely affects the rights and preferences set forth in the Certificates of Designation for a series of Preferred Shares differently than such rights and preferences for any other series of Preferred Shares without the affirmative vote of the holders of at least a majority of the Preferred Shares outstanding and present and voting on such matter of each series adversely affected (each such adversely affected series voting separately as a class to the extent its rights are affected differently). The holders of the Special Share shall not be entitled to vote on any matter that affects the rights or interests of only one or more other series of Preferred Shares. The Company shall notify any rating agency rating any series of Preferred Shares at least ten Business Days prior to any such vote described above. Unless a higher percentage is required under the Operating Agreement, By-Laws or applicable provisions of the Delaware Act or the Investment Company Act, the affirmative vote of the holders of a majority of the outstanding Preferred Shares, including the Special Share, voting together as a single class, will be required to approve any plan of reorganization adversely affecting the Preferred Shares or any action requiring a vote of security holders under Section 13(a) of the Investment Company Act. For purposes of this paragraph 5(c), the phrase "vote of the holders of a majority of the outstanding Preferred Shares" (or any like phrase) shall mean, in accordance with Section 2(a)(42) of the Investment Company Act, the vote, at the annual or a special meeting of the Members of the Company duly called (i) of 67 percent or more of the Preferred Shares present at such meeting, if the holders of more than 50 percent of the outstanding Preferred Shares are present or represented by proxy; or (ii) of more than 50 percent of the outstanding Preferred Shares, whichever is less. The class vote of holders of Preferred Shares described above will in each case be in addition to a separate vote of the requisite percentage of Common Shares and Preferred Shares, including the Special Share, voting together as a single class, necessary to authorize the action in question. An increase in the number of authorized Preferred Shares pursuant to the Operating Agreement or the issuance of additional shares of any series of Preferred Shares (other than the Special Share) pursuant to the Operating Agreement shall not in and of itself be considered to adversely affect the rights and preferences of the Preferred Shares.

         (d) Voting Procedures.

         (i) As soon as practicable after the accrual of any right of the holders of Preferred Shares to elect additional Directors as described in paragraph 5(b) above, the Company shall call a special meeting of such holders and instruct the dividend-disbursing agent to mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Company fails to send such notice to the dividend-disbursing agent or if the Company does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the day on which such notice is mailed or such other date as the Board of Directors shall determine. At any such special meeting and at each meeting held during a Voting Period, such holders of Preferred Shares, voting together as a class (to the exclusion of the holders of all other securities and classes and series of Shares of the Company), shall be entitled to elect the number of Directors prescribed in paragraph 5(b) above on a one-vote-per-share basis. At any such meeting, or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than by an announcement at the meeting, to a date not more than 120 days after the original record date.

         (ii) The terms of office of all persons who are Directors of the Company at the time of a special meeting of holders of Preferred Shares to elect Directors and who remain Directors following such meeting shall continue, notwithstanding the election at such meeting by such holders of the number of Directors that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent Directors elected by the holders of Preferred Shares, and the remaining incumbent Directors elected by the holders of the Common Shares and Preferred Shares, shall constitute the duly elected Directors of the Company.

         (iii) Upon the expiration of a Voting Period, the terms of office of the additional Directors elected by the holders of Preferred Shares pursuant to paragraph 5(b) above shall expire at the earliest time permitted by law, and the remaining Directors shall constitute the Directors of the Company and the voting rights of such holders of Preferred Shares, including the Special Share, to elect additional Directors pursuant to paragraph 5(b) above shall cease, subject to the provisions of the last sentence of paragraph 5(b). Upon the expiration of the terms of the Directors elected by the holders of Preferred Shares pursuant to paragraph 5(b) above, the number of Directors shall be automatically reduced to the number of Directors on the Board of Directors immediately preceding such Voting Period.

         (e) Exclusive Remedy.

Unless otherwise required by law, the holders of the Special Share shall not have any rights or preferences other than those specifically set forth herein. The holders of the Special Share shall have no preemptive rights or rights to cumulative voting. In the event that the Company fails to pay any dividends on the Special Share, the exclusive remedy of the holders shall be the right to vote for Directors pursuant to the provisions of this paragraph 5.

         Section 6. Book-Entry. The Special Share will be issued in book entry form, and no holder of the Special Share will be entitled to a share certificate therefor unless the Board of Directors approves the issuance of Special Share certificates.

         Section 7. Transfers of Special Share. In addition to the requirements for transfer set forth in this Operating Agreement, no Transfer of the Special Share shall be made to any Person (other than the Company) that is not an Affiliate of the Investment Manager.

         Section 8. Regulations. The Board of Directors may make such additional rules and regulations, not inconsistent with this Statement of Preferences, as it may deem expedient concerning the issue, transfer and registration of any certificates (if any such certificates are issued) for the Special Share. It may appoint, or authorize any officer or officers of the Company to appoint, one or more transfer agents or one or more transfer clerks and one or more registrars.

         Section 9. Other Rights or Preferences. Unless otherwise required by law, the Special Share shall not have any rights or preferences other than those set forth herein or in the Operating Agreement.

         IN WITNESS WHEREOF, Special Value Expansion Fund, LLC has caused this Statement of Preferences to be signed by Howard M. Levkowitz, President and Secretary, as of this 1st day of September, 2004.


                                    SPECIAL VALUE EXPANSION FUND, LLC


                                    By: /s/ Howard M. Levkowitz
                                       ---------------------------------
                                       Name:  Howard M. Levkowitz
                                       Title: President and Secretary